101 JFK Parkway ☐ Short Hills, NJ 07078
news release
Contact:  Domenick Cama
ISBC
(973) 924-5105
dcama@myinvestorsbank.com

Investors Bancorp, Inc. Announces Acquisition of Brooklyn Federal Bancorp, Inc.

Short Hills, N.J. – (PR NEWSWIRE) – January 6, 2012 - Investors Bancorp, Inc. (NASDAQ: ISBC) and Brooklyn Federal Bancorp, Inc. (NASDAQ: BFSB) announced the completion of Investors Bancorp, Inc.’s acquisition of Brooklyn Federal Bancorp, Inc.

As previously disclosed, Investors Bancorp, Inc. entered into a separate agreement with a real estate investment fund to sell most of Brooklyn Federal Bancorp, Inc.’s commercial real estate loan portfolio. Investors Bancorp, Inc. intends to complete this sale on Monday, January 9, 2012.

“Investors Bancorp’s acquisition of Brooklyn Federal Bancorp adds five branches to our branch network and approximately $390 million of deposits which complements our expansion into New York” said Kevin Cummings, President and CEO of Investors Bancorp, Inc.  “We are committed to providing Brooklyn Federal’s customers with the same high level of service to which they have become accustomed.”

About Investors Bancorp, Inc.

Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and as of December 31, 2011 had eighty one branch offices located throughout New Jersey and New York.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.